UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☒

Filed by a Party other than the Registrant 

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Blyth, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

BLYTH, INC.
One East Weaver Street
Greenwich, Connecticut 06831
(203) 661-1926
___________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 16, 2012
___________

To the Stockholders of	April 2, 2012
 Blyth, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Blyth, Inc. will be held in the Board Room of Blyth, Inc., One East Weaver Street, Greenwich, Connecticut 06831 on Wednesday, May 16, 2012, at 9:00 a.m. local time, for the following purposes:

1.	to elect eight directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;

2.	advisory approval of the company’s executive compensation;

3.	to ratify the appointment of our independent auditors; and

4.	to transact such other business as may properly come before the meeting or any adjournments thereof.

As we did last year, we are making the proxy materials for this year’s annual meeting available to our stockholders over the Internet under the “notice and access” rules of the Securities and Exchange Commission. We believe these rules allow us to provide our stockholders with the information they need, while reducing our printing and mailing costs and helping to conserve natural resources.  The Notice of Internet Availability of Proxy Materials that you received in the mail contains instructions on how to access this proxy statement and the Transition Report on Form 10-K for the transition period ended December 31, 2011 and vote online.  The Notice also includes instructions on how you can request a paper copy of the annual meeting materials.

The board of directors has fixed the close of business on March 22, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose relevant to the meeting, on and after May 4, 2012, during ordinary business hours at our principal executive offices located at the address set forth above.

By Order of the Board of Directors

Michael S. Novins
Secretary

Your vote is important. Whether or not you plan to attend the annual meeting, please promptly submit your proxy or voting instructions by Internet, telephone or mail.  For specific instructions on how to vote your shares, please refer to the instructions found on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a paper copy of the proxy materials, the enclosed proxy/voting instruction card.

.

BLYTH, INC.

One East Weaver Street
Greenwich, Connecticut 06831
(203) 661-1926

___________

PROXY STATEMENT
___________

Annual Meeting of Stockholders
To Be Held May 16, 2012

___________

INTRODUCTION

This proxy statement is being furnished to holders of our common stock in connection with the solicitation of proxies by our board of directors for use at the Annual Meeting of Stockholders to be held in the Board Room of Blyth, Inc., One East Weaver Street, Greenwich, Connecticut 06831 on Wednesday, May 16, 2012, at 9:00 a.m. local time, and at any adjournments thereof.  This proxy statement is first being released by us to our stockholders on April 2, 2012.

Our Transition Report on Form 10-K for the transition period ended December 31, 2011 also accompanies this proxy statement. The transition report includes audited financial statements, a discussion by management of our financial condition and results of operations, and other information.

ABOUT THE ANNUAL MEETING

QUESTIONS AND ANSWERS ABOUT THE
PROXY MATERIALS AND THE 2012 ANNUAL MEETING

Why am I receiving these materials?

The board of directors is providing these proxy materials to you in connection with the 2012 Annual Meeting of Stockholders. The annual meeting will take place in our Board Room at One East Weaver Street, Greenwich, Connecticut 06831 on Wednesday, May 16, 2012, at 9:00 a.m. local time. You are invited to attend the annual meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked:

1.	to elect eight directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;

2.	advisory approval of the company’s executive compensation;

3.	to ratify the appointment of our independent auditors; and

4.	to transact such other business as may properly come before the meeting or any adjournments thereof.

What are the recommendations of the board of directors?

The board’s recommendations are set forth together with the description of each item in this proxy statement.  The board recommends a vote FOR the election of all of the nominees as directors, FOR the resolution to approve the compensation of our named executive officers and FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors.  Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors.  If any other matters are properly presented at the annual meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Who is entitled to vote at the annual meeting?

Only stockholders of record at the close of business on the record date, March 22, 2012, are entitled to notice of and to vote at the annual meeting or any adjournment(s) thereof.  Each stockholder is entitled to one vote, exercisable in person or by proxy, for each share held of record on the record date with respect to each matter. On the record date, there were 8,569,187 shares of common stock issued and outstanding.  The presence, in person or by proxy, of a majority of those shares will constitute a quorum at the meeting.

How do I vote?

You may vote either by casting your vote in person at the meeting, by marking, signing and dating each proxy card you receive and returning it in the prepaid envelope, by telephone, or electronically through the Internet by following the instructions included on your proxy card.

The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

If you hold your shares in “street name” through a broker or other nominee, you may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution.  Proxies will also be considered to be confidential voting instructions to the trustees of our 401(k) and profit sharing plan with respect to shares of common stock held in accounts under the plan.

To the extent that no direction is indicated, the shares will be voted FOR the election of all of the nominees as directors, FOR the resolution to approve the compensation of our named executive officers and FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors.  If any other matters are properly presented at the annual meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Can I change my vote after I return my proxy card?

Any stockholder who has executed and returned a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by attending the annual meeting and voting in person, or by executing a later-dated proxy relating to the same shares or a writing revoking the proxy and, in the latter two cases, delivering such later-dated proxy or writing to our corporate secretary prior to the vote at the annual meeting.  Any writing intended to revoke a proxy should be sent to us at our principal executive offices, One East Weaver Street, Greenwich, Connecticut 06831, Attention: Michael S. Novins, Secretary.

.

What vote is required to approve each item?

Each share of common stock outstanding on the record date is entitled to one vote on each matter to be voted upon.

Election of Directors.  Our bylaws and certificate of incorporation provide that a nominee for director in an uncontested election shall be elected to the board of directors if the votes cast for such nominee’s election exceed the votes cast against his or her election.  Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors.  In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the votes cast at the meeting.  If a nominee who is currently serving as a director is not elected at the annual meeting, under Delaware law the director will continue to serve on the board as a “holdover director.” However, under our bylaws and certificate of incorporation, any director who fails to be elected must offer to resign from the board of directors. The director whose resignation is under consideration will abstain from participating in any decision regarding that resignation. The nominating and corporate governance committee shall make a recommendation to the board of directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The nominating and corporate governance committee and the board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The board of directors will publicly disclose its decision regarding the resignation within 90 days after results of the election are certified.  If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is elected and qualified.

“Say on Pay” Proposal. The advisory vote on executive compensation is non-binding, as provided by law. Our board of directors will, however, review the results of the votes and, consistent with our record of shareholder engagement, will take them into account in making a determination concerning the advisory vote on executive compensation. Approval, on an advisory basis, of the compensation of our named executive officers will be decided by a majority of the votes cast “for” or “against” the proposal. Abstentions and broker non-votes, if any, are not counted as votes “for” or “against” this proposal.

Independent Auditors.  The proposal to ratify the selection of our independent auditors will be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. Abstentions will be included in the vote totals for this matter and therefore will have the same effect as a negative vote; broker non-votes will not be included in the vote totals and therefore will have no effect on the vote.

Who will bear the cost of soliciting votes for the annual meeting?

We are paying for the distribution and solicitation of the proxies.  As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.  Our employees may also solicit proxies on our behalf in person, by telephone, electronic transmission or facsimile, but they do not receive additional compensation for providing those services.

.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for Election as Directors

The board of directors currently consists of six members, to hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.  It is intended that the persons named in the enclosed form of proxy, as proxies, will, except as noted below, vote FOR the election of the nominees as directors.  The board, upon the recommendation of the nominating and corporate governance committee, has nominated for election as directors at the annual meeting the eight nominees listed below, all of whom are currently members of the board of directors other than Jane A. Dietze and Brett M. Johnson.  Pamela M. Goergen, Robert B. Goergen, Neal I. Goldman, James M. McTaggart and Howard E. Rose were most recently elected at the 2011 annual meeting and Ilan Kaufthal was elected by the board of directors in February 2012.  The board has determined that each of the nominees listed brings strong skills and extensive experience to the board, giving the nominees as a group the appropriate skills to exercise the board’s oversight responsibilities.

You will notice in reading this proxy statement that Anne M. Busquet, a director since 2007, and Carol J. Hochman, a director since 2002, are not standing for re-election, and that Wilma H. Jordan, a director from 2004, resigned from the board in July 2011.  We want to express our deep appreciation to Anne, Carol and Wilma for their valuable contributions to Blyth.

The board does not contemplate that any of such nominees will become unable to serve.  If, however, any of the nominees should become unable to serve before the annual meeting, proxies solicited by the board will be voted by the persons named as proxies in accordance with the best judgment of such proxies.

The following sets forth the name, age, business experience for at least the past five years and other directorships of each of the nominees:

Jane A. Dietze (46)

Jane A. Dietze has been the Director of Private Investments at Bowdoin College since April 2012.  From July 2006 until March 2012, she was a managing director of Fortress Investment Group, a global alternative investment and asset management firm.  Prior thereto, she was a general partner at Nextpoint Partners, an early-stage technology venture fund, from 2004 to 2006, and at Columbia Capital, an information technology and communications fund, from 1998 to 2004.  Ms. Dietze was nominated to the board based on her understanding of current digital developments as well as her in-depth understanding and evaluation of asset risk.

Pamela M. Goergen (70)

Pamela M. Goergen joined the board of directors in 1984. Since 2001 she has served as a managing director of Ropart Investments, LLC, a private equity investment group, and for its predecessor, The Ropart Group Limited, she served as vice president and secretary from 1979 to 2001.  Mrs. Goergen has served on our board for more than 25 years and has substantial knowledge about the company and the industries in which we compete.  Mrs. Goergen’s family is our largest shareholder, and she brings the perspective of a large shareholder to the board of directors.

Robert B. Goergen (73)
Chairman of the Board and Chief Executive Officer

Robert B. Goergen has been our chairman since our inception in 1977.  Mr. Goergen has served as our chief executive officer since 1978 and as president from March 1994 to March 2004.  Since 1979, he has served as senior managing member of Ropart Investments, LLC and its predecessor entities, a private equity investment group.  Mr. Goergen founded the company more than 30 years ago and has substantial knowledge of the company and the industries in which we compete.  Mr. Goergen is also the company’s largest shareholder and brings the perspective of a chief executive officer and large shareholder to the board of directors.

Neal I. Goldman (67)

Neal I. Goldman joined the board of directors in 1991. From 1985 to the present, he has been the president of Goldman Capital Management, Inc., an investment advisory firm.  Mr. Goldman is the president of an investment advisory firm, and as such, has substantial experience in investment banking, investment management and capital structure.

Brett M. Johnson (42)

Brett M. Johnson has been the president and chief executive officer of Forward Industries, Inc., a public company that designs, markets and distributes soft-sided carrying cases and electronic accessories for the handheld consumer electronic and medical industry, since August 2010.  Prior to joining Forward Industries, Mr. Johnson was the founder of Benevolent Capital Partners, a diversified holding company, from 2005.  From 2001 until 2004, he was the president of Targus Group International, a leading global provider of mobile computing solutions.  Mr. Johnson is a member of the board of trustees of Choate Rosemary Hall and is a senior fellow in entrepreneurship and a member of the board of visitors at the Graziadio School of Business of Pepperdine University.  Mr. Johnson is a member of the Young Presidents Organization (YPO) and served as an executive director on Targus Group International’s board of directors until December 2009.  Mr. Johnson earned his undergraduate degree from Brown University and an Executive Masters of Business Administration (EMBA) from Pepperdine University.  Mr. Johnson is the chief executive officer of a public company and brings a hands-on perspective on issues facing public companies in the current environment.  He is also a successful entrepreneur with a record of building businesses.

Ilan Kaufthal (64)

Ilan Kaufthal joined the board of directors in February 2012.  Mr. Kaufthal is currently Senior Advisor at Irving Place Capital, a private equity firm, and Chairman of East Wind Advisors, a broker dealer.  Mr. Kaufthal was the Vice Chairman of Investment Banking at Bear, Stearns & Co. Inc. until June 2008.  Prior to joining Bear, Stearns in 2000, Mr. Kaufthal was with Schroder & Co. Incorporated as Vice Chairman and head of mergers and acquisitions for thirteen years.  Prior thereto, he was with NL Industries, Inc., a chemicals and petroleum services business, as its Senior Vice President and Chief Financial Officer.  Mr. Kaufthal also serves on the boards of directors of Cambrex Corporation (NYSE), a life sciences company, Tronox, Inc., a producer of titanium dioxide pigment, and Edmunds.com, a private company.  Mr. Kaufthal’s extensive background in the investment banking community coupled with his business experience as the Chief Financial Officer of NL Industries brings a unique perspective to the board, and his extensive investment banking experience makes him an invaluable advisor, particularly in the context of merger and acquisition activities.

James M. McTaggart (64)

James M. McTaggart joined the board of directors in 2004.  Mr. McTaggart is an officer of Charles River Associates, an international management consulting firm that advises senior executives on the issues most impacting company performance and long-term value.  In 1978, Mr. McTaggart founded Marakon, Inc., a management consulting firm, which was acquired by Charles River Associates in June 2009.  Mr. McTaggart was an officer and director of Trinsum Group, a holding company that he formed to own Marakon and a financial advisory firm, which filed a bankruptcy petition in July 2008.  Prior to founding Marakon, he was a vice president of Wells Fargo Bank and co-founded the bank’s corporate finance department. Mr. McTaggart serves on the board of trustees of Greenwich Hospital and Greenwich Health Services.  Mr. McTaggart has more than 30 years experience in management consulting, where he advises senior executives on the issues affecting corporate strategy, comparative performance and stockholder value.

Howard E. Rose (65)

Howard E. Rose joined the board of directors in 1998.  Mr. Rose served as vice chairman of the board from April 1998 to June 2000. Mr. Rose served as our vice president and chief financial officer from 1978 to April 1998, and served as secretary from 1993 to 1996.  Mr. Rose is a certified public accountant, with more than 30 years of accounting experience, and served as the company’s vice president and chief financial officer from 1978 to April 1998.  Mr. Rose has substantial experience in accounting and auditing matters.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

Corporate Governance Guidelines

As part of its ongoing commitment to good corporate governance, the board of directors has codified its corporate governance practices into a set of corporate governance guidelines. These guidelines assist the board in the exercise of its responsibilities and may be amended by the board from time to time. The corporate governance guidelines are available on our website, www.blyth.com, and are also available in print to any stockholder who makes a request to Blyth, Inc., One East Weaver Street, Greenwich, Connecticut 06831, Attention: Michael S. Novins, Secretary.

Director Independence

Our corporate governance guidelines require that a majority of the board of directors consist of directors who meet the independence requirements of the listing standards of the New York Stock Exchange, including the requirement that there be no material relationship between the director and us. The board has determined that no relationship between us and a director that arises solely out of the ownership by such director of less than 1% of the outstanding equity interests in an organization that has a relationship with us is a “material” relationship for purposes of the determination by the board as to whether such director has any material relationship with us. The board conducts an annual review as to whether each of our directors qualifies as independent.  Based on its most recent annual review, the board has concluded that Neal I. Goldman, Ilan Kaufthal, James M. McTaggart and Howard E. Rose are independent.  Based upon information obtained in conjunction with the nomination of Brett M. Johnson and Jane A. Dietze, Mr. Johnson and Ms. Dietze have also been determined to be independent as defined in the New York Stock Exchange listing standards, to meet the additional independence requirements for audit committee members, and to have no other material relationships with Blyth.

The independent directors meet without management present at least twice annually at regularly scheduled executive sessions and at such other times as they may deem necessary or appropriate. The lead director presides at these meetings.  Howard E. Rose is currently the lead director.

Family Relationships

Robert B. Goergen, Chairman of the Board and Chief Executive Officer, and Pamela M. Goergen, a director, are husband and wife.  Robert B. Goergen, Jr., President, Direct Selling Group and President PartyLite Worldwide, is their son.  There are no other family relationships among any of the nominees for election as directors or any executive officers.

Director Compensation

For their services as directors, non-employee directors (that is, all directors other than Robert B. Goergen) receive an annual fee of $30,000, reimbursement of out-of-pocket expenses, plus a fee of $1,500 for each board meeting attended in person and a fee of $500 for each board meeting attended by telephone.  Each member of the audit committee, the compensation committee and the nominating and corporate governance committee, including each committee chairman, also receives a fee of $1,500 for each committee meeting attended in person and a fee of $500 for each committee meeting attended by telephone.  The chairman of the audit committee receives an annual retainer fee of $10,000 and the chairmen of the compensation committee and the nominating and corporate governance committee each receive an annual retainer fee of $5,000.  The full board determines annual equity awards for non-employee directors, and new non-employee directors are currently granted 1,500 restricted stock units and continuing non-employee directors are currently granted 750 restricted stock units, all of which vest in equal annual installments on the first and second anniversaries of the date of grant.  Directors who are also employees do not receive any additional compensation for their services as directors.

.

Director Compensation in 2011 and 2011T

The following table sets forth information regarding the compensation that the non-employee directors earned for the fiscal year ended January 31, 2011 (2011) and the eleven month transition period ended December 31, 2011 (2011T)
Name	Fee Earned or Paid in Cash ($)		Stock Awards ($)1		All Other Compensation ($)		Total ($)
	2011	2011T	2011	2011T	2011	2011T	2011	2011T
Pamela M. Goergen	37,500	41,000	26,513	27,143	―	―	64,013	68,143
Neal I. Goldman	46,000	52,000	26,513	27,143		―	72,513	79,143
James M. McTaggart	76,000	61,500	26,513	27,143	―	―	102,513	88,643
Howard E. Rose	57,500	70,500	26,513	27,143	6,3552	2,9702	90,368	100,613
Anne M. Busquet3	68,000	68,083	26,513	27,143	―	―	94,513	95,226
Carol J. Hochman3	45,000	59,500	26,513	27,143	―	―	71,513	86,643
Wilma H. Jordan3	80,500	48,917	26,513	27,143	―	―	107,013	76,060
_______________
(1)
For 2011 and 2011T, represents the aggregate grant date fair value of 750 RSUs issued in June 2010 and 2011, respectively, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”).

(2)	Represents health insurance premiums paid by us.
(3)	Ms. Busquet and Ms. Hochman are not standing for re-election to the board, and Ms. Jordan resigned from the board in July 2011.

Board Leadership Structure

Our corporate governance guidelines provide that the chairman of the board and chief executive officer can be separate or consolidated positions as the board may determine to obtain the best solution for governance and board functioning.  The board does not have a policy, one way or the other, on whether the same person should serve as both the chief executive officer and chairman of the board or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee. The board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for the company at that time.  Since the formation of the company in 1977, Robert B. Goergen has served as chairman of the board and chief executive officer.  The board believes that this leadership structure, with Mr. Goergen serving as both chief executive officer and board chairman, is appropriate given Mr. Goergen’s past experience serving in these roles, the efficiencies of having the chief executive officer also serve in the role of chairman and the company’s strong corporate governance structure.  In addition, the board of directors selects an independent director to serve as a lead director.  Mr. Rose currently serves as lead director.  Mr. Goergen consults periodically with Mr. Rose on board matters and on issues facing the company.  In addition, Mr. Rose serves as the principal liaison between the chairman of the board and the independent directors and presides at an executive session of non-management directors at each regularly scheduled board meeting.

Risk Oversight

In its oversight role, the board of directors annually reviews the company’s strategic plan, which addresses, among other things, the risks and opportunities facing the company.  In addition, the company’s senior management, including the chief executive and chief financial officer, furnish monthly materials to the board that discuss, among other things, risks and opportunities.  Similarly, the presidents of the business segments, often accompanied by other officers from that segment, make presentations to the board at each of its regularly scheduled meetings during which they discuss, among other things, the risks and opportunities confronting the business units. The board, through the nominating and corporate governance committee, also has overall responsibility for executive officer succession planning and reviews succession plans each year.  The board has delegated certain risk management oversight responsibility to the board committees. As part of its responsibilities as set forth in its charter, the audit committee is responsible for discussing with management the company’s major financial risk exposures and the steps management has taken to monitor and control those exposures.  The nominating and corporate governance committee annually reviews the company’s corporate governance guidelines and their implementation.  Each committee regularly reports to the full board.

Board and Committee Meetings

The board has established three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee.  The charter for each committee is available on our website, www.blyth.com, and is also available in print to any stockholder who makes a request to Blyth, Inc., One East Weaver Street, Greenwich, Connecticut 06831, Attention: Michael S. Novins, Secretary.

Audit Committee.  The audit committee is currently comprised of Howard E. Rose (chairman), Anne M. Busquet and Ilan Kaufthal and assists the board in fulfilling its oversight responsibilities regarding our legal and regulatory compliance, financial statements, internal audit function and independent auditors.  Ms. Busquet is not standing for re-election and the board of directors will appoint another independent director to serve on the audit committee following the annual meeting.  Each member of the audit committee is an independent director as determined by the board, based on the New York Stock Exchange listing standards. Each member of the audit committee also satisfies the Securities and Exchange Commission’s additional independence requirement for members of audit committees.  In accordance with our corporate governance guidelines, none of the members of the audit committee serve on more than two audit committees.  In addition, the board has determined that Howard E. Rose, an independent director, is an “audit committee financial expert” as defined by SEC rules.  Mr. Rose is a certified public accountant with more than 30 years of accounting experience.  Mr. Rose also served as our vice president and chief financial officer from 1978 to April 1998.  The audit committee held eight meetings during the fiscal year ended January 31, 2011 and seven meetings during the eleven month transition period ended December 31, 2011.

Compensation Committee.  The compensation committee is currently comprised of James M. McTaggart (chairman), Neal I. Goldman and Carol J. Hochman.  Ms. Hochman is not standing for re-election and the board of directors will appoint another independent director to serve on the compensation committee following the annual meeting.  The compensation committee reviews and makes recommendations to the board with respect to general compensation and benefit levels, determines the compensation and benefits for our executive officers and administers the qualified and non-qualified retirement plans and the omnibus incentive plan.  Each member of the compensation committee is an independent director as determined by the board, based on the New York Stock Exchange listing standards.  During 2011, the compensation committee engaged AonHewitt to provide advice on specific projects related to executive compensation.  AonHewitt also provided consulting services to us related to employee benefit programs in 2011.  The compensation committee held four meetings during the fiscal year ended January 31, 2011 and four meetings during the eleven month transition period ended December 31, 2011.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee is currently comprised of James M. McTaggart (chairman), Neal I. Goldman and Howard E. Rose and ensures that the board is appropriately constituted and organized to meet its fiduciary obligations to the stockholders.  The nominating and corporate governance committee assesses director performance and board membership needs, makes and evaluates recommendations regarding potential candidates for election to the board, and develops and implements policies regarding corporate governance matters.  Each member of the nominating and corporate governance committee is an independent director as determined by the board, based on the New York Stock Exchange listing standards.  The nominating and corporate governance committee held thirty meetings during the fiscal year ended January 31, 2011 and eight meetings during the eleven month transition period ended December 31, 2011.

The board of directors held four meetings during the fiscal year ended January 31, 2011 (2011) and nine meetings during the eleven month transition period ended December 31, 2011 (2011T).  Each person who was a director in 2011 or 2011T attended at least 75% of the meetings of the board of directors and applicable committee meetings held during that fiscal year or transition period.

We do not have a formal policy regarding board members’ attendance at annual meetings, but all members of the board are encouraged to attend the annual meeting of stockholders.  In June 2011, all of the members of the board were present at the annual meeting.

.

Process for Nominating Directors

Nominations of candidates for director are made by the nominating and corporate governance committee.  The committee has identified nominees for directors based on referrals from management, existing directors, advisors and representatives of the company or other third parties.  Each of the current nominees for director listed under the caption “Election of Directors” is an existing director standing for re-election other than Jane A. Dietze and Brett M. Johnson.  The committee may engage the services of third parties to identify or evaluate or assist in identifying or evaluating potential nominees for director but did not do so with respect to any of the current nominees.  As discussed below, the committee will consider nominees proposed by qualified security holders.  In connection with the annual meeting, the committee did not receive any recommendation for a nominee from any stockholder or group of stockholders other than Mr. Goergen in his capacity as chief executive officer.  Each of Ms. Dietze, Mr. Johnson and Mr. Kaufthal were recommended by the Board’s nominating and corporate governance committee after being recommended by the chief executive officer.

The nominating and corporate governance committee initially evaluates prospective candidates on the basis of their resumes, considered in light of the criteria discussed below. A committee member would contact those prospective candidates that appear likely to be able to fill a significant need of the board to discuss the position; if the candidate showed sufficient interest, the committee would arrange an in-person meeting with one or more committee members.  If the committee, based on the results of these contacts, believes it has identified a viable candidate, it will consult with the chairman of the board and submit the nominee to the full board for approval. Any request by management to meet with the prospective candidate would be given appropriate consideration.

Before nominating existing directors for re-election, the nominating and corporate governance committee also considers the individual’s contributions to the board, as reflected in results of the most recent review of individual director performance.

Security holders who, individually or as a group, have held for more than one year at least 5% of our common stock may recommend director nominees to the nominating and corporate governance committee, provided the recommendation is received at least six months prior to the annual meeting, in order to assure time for meaningful consideration by the committee. Recommendations should be sent to the nominating and corporate governance committee at the address listed for security holder communications under the caption “Communications with the Board of Directors” below.  Nominees recommended by security holders will be evaluated using the same standards applied to nominees recommended by other processes. Security holders recommending director nominees must provide the following information in their recommending communication:

1.   the number of our securities held by the recommending security holder or by each member of a recommending group of security holders, and the holding period or periods for all such securities;

2.   if the security holder(s) are not registered owners, proof of their security holdings in the form of either:

(a) a written statement from the “record” holder of the securities (usually a broker or bank) verifying that, at the time the security holder made the recommendation, he or she had held the required securities for at least one year; or

(b) if the security holder has filed a Schedule 13D, Schedule 13G, Form 3, Form 4 and/or Form 5, or amendments to those documents or updated forms, reflecting ownership of the securities as of or before the date of the recommendation, a copy of the schedule and/or form, and any subsequent amendments reporting a change in ownership level, as well as a written statement that the security holder continuously held the securities for the one-year period as of the date of the recommendation;

3.  written consent of the nominee and the recommending security holder(s) to being identified in our public communications and filings discussing the recommendation and any action taken with respect to the recommendation; and

4.  information about the recommended nominee sufficient for us to comply with Securities and Exchange Commission disclosure requirements if the nominee is proposed for election to our board of directors.

Diversity of the Board of Directors

The board of directors believes that, as a whole, the board should include individuals with a diverse range of experience to give the board depth and breadth in the mix of skills represented for the board to oversee management on behalf of the stockholders.  In addition, the board believes that there are certain attributes that each director should possess, as described below. Therefore, the board and the nominating and corporate governance committee consider the qualifications of directors and nominees both individually and in the context of the overall composition of the board.

The nominating and corporate governance committee has adopted the following list of qualities and skills that it believes one or more of our directors should possess:

•
Financial Acumen — understanding balance sheets, income and cash flow statements, financial ratios and other indices for evaluating performance; experience in financial accounting, corporate finance and trends in debt and equity markets; familiarity with internal financial controls.

•	Management Experience — hands-on understanding of corporate management trends in general and in our segments.

•	Knowledge Base — unique experience and skills in areas where we do business, including relevant manufacturing, marketing and technology.

•	International Vision — experience in global markets, issues and practices.

•	Diversity — enhances the board’s perspective through diversity in gender, ethnic background, geographic origin or professional experience (public, private and non-profit sectors).

Nomination of a candidate should not be based solely on these factors.  Our corporate governance guidelines also require the directors to tender their resignation for consideration by the full board in the event of retirement or other substantial change in the nature of their employment or other significant responsibilities.

The nominating and corporate governance committee has also adopted the following standards that it believes must be met by a nominee for a position on the board:

•	Integrity — shows high ethical standards, integrity, strength of character and willingness to act on and be accountable for his or her decisions.

•	Maturity — assertive, responsible, supportive, respectful and open to others.

•
Judgment — decisions show intelligence, wisdom, thoughtfulness; willing to discuss issues thoroughly, ask questions, express reservations and voice dissent; record of good decisions shows that duties will be discharged in good faith and in our best interests.

•	Leadership — history of skill in understanding, managing and motivating talented managers and employees.

•	Standards — history of achievements shows high standards for self and others.

•	Strategic Vision — strategic insight and direction in innovation, key trends and challenging us to sharpen our vision.

•
Time and Willingness — ability, willingness and energy to prepare fully before meetings, attend and participate meaningfully, and be available to management between meetings, especially in light of any other commitments.

•	Continuous Improvement — stays current on major issues and on director’s responsibilities.

.

Communications with the Board of Directors

Security holders may send communications to the board by e-mail to HolderCommunications@blyth.com.  Communications may be addressed to the entire board, any committee or committee chairman, or any individual director.  All communications will be received and reviewed by the chairman of the nominating and corporate governance committee.  The decision whether to pass communications on to the rest of the nominating and corporate governance committee, to any other committee or committee chairman or to any individual director to whom the communication is addressed, will be made at the discretion of the nominating and corporate governance committee chairman.

If a security holder communication relates to the nominating and corporate governance committee chairman and is directed to any director other than that chairman, it should be sent by e-mail to AuditCommittee@blyth.com.  Communications sent to this address will be received and reviewed by the chairman of the audit committee.  The decision of what action if any to be taken with respect to such communications will be made at the discretion of the audit committee chairman.

Security holders may also send such communications by regular mail to either:

[Individual Director Name] ℅
Shareholder Communications
or
Chairman, Audit Committee
at
Blyth, Inc.
One East Weaver Street
Greenwich, CT  06831

Communications so addressed will be delivered unopened to the chairman of the audit committee or to the individual addressed.

Communications by security holders recommending director nominees must comply with the requirements discussed under the caption “Process for Nominating Directors.”

Interested parties may send communications to the nominating and corporate governance committee chairman or the non-management directors as a group by e-mail to IndependentDirectors@blyth.com or by regular mail to:

Chairman
Nominating and Corporate Governance Committee
Blyth, Inc.
One East Weaver Street
Greenwich, CT 06831

Communications so addressed will be delivered unopened to the chairman of the nominating and corporate governance committee.

Code of Conduct

We first adopted our code of conduct in 1999 and it applies to all members of the board of directors and to all of our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. The code of conduct is available on our website, www.blyth.com, and print copies are available to any stockholder who makes a request to Blyth, Inc., One East Weaver Street, Greenwich, Connecticut 06831, Attention: Michael S. Novins, Secretary. The code of conduct also serves as our “code of ethics,” as defined in Item 406(b) of Regulation S-K.  In addition, we intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of the code of conduct that applies to our principal executive officer, principal financial officer, principal accounting officer, controller (our vice president of reporting and planning) or any person performing similar functions and relates to any element of the definition of “code of ethics” set forth in Item 406(b) of Regulation S-K by posting such information on our website, www.blyth.com.

Executive Officers

The following sets forth the name, age and business experience for at least the past five years of each of our executive officers (other than Robert B. Goergen (see “— Nominees for Election as Directors”)) as of the date hereof, together with all positions and offices held with us by such executive officers.  Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and have qualified:

Robert H. Barghaus (58) – Robert H. Barghaus is a vice president and our chief financial officer.  Mr. Barghaus joined us as vice president of financial planning in February 2001, and in March 2001 he was elected vice president and chief financial officer.  Prior to joining Blyth, he spent more than 25 years in senior operating and financial roles at Cahners Business Information (a division of Reed Elsevier), Labatt USA, Caldor’s (a division of May Department Stores), American Can and Arthur Anderson.  Mr. Barghaus is a certified public accountant.

Robert B. Goergen, Jr. (41) – Robert B. Goergen, Jr. is a vice president of Blyth and has been President, Direct Selling Group and President PartyLite Worldwide since January 2012.  From September 2006 to December 2011, he served as president of the multi-channel group and the corporate development group.  Prior thereto, from August 2002 he served as vice president of acquisitions and business development, overseeing our acquisition strategy and implementation.  Mr. Goergen joined us in 2000 as director of our Internet strategy and e-business initiatives group.  From 1995 to 1998, Mr. Goergen worked for McCann-Erickson Worldwide, primarily serving as an account director, where he oversaw e-commerce development and Internet marketing efforts for consumer products and services accounts.

.

PROPOSAL 2: AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The board of directors recognizes the significant interest of stockholders in executive compensation matters. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which were added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”)), we are providing our stockholders with an opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed in the Summary Compensation Table and other tables and the related narratives, as well as in the “Compensation Discussion and Analysis” section of this proxy statement, in accordance with SEC rules.

Our compensation philosophy and framework have resulted in compensation for our named executive officers that is commensurate with both our financial results and the other performance factors described in the section of this proxy statement entitled “Compensation Discussion and Analysis.” Our compensation programs are designed to attract, motivate, reward and retain the broad-based management talent required to achieve our corporate objectives and increase stockholder value, and are intended to reward the achievement of short and long-term financial targets established during our annual budget and strategic planning process, as well as individual performance goals.  These programs focus on rewarding the types of performance that increase stockholder value, link executive compensation to our long-term strategic objectives and align executive officers’ interests with those of our stockholders. We believe that our executive compensation programs, which emphasize long-term equity awards and variable compensation, satisfy these goals. A substantial portion of each executive’s total compensation is intended to be variable and delivered on a pay-for-performance basis.

As this is an advisory vote, the result will not be binding on our board of directors, although our compensation committee, which is comprised solely of independent directors, will consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices. The board believes that our current executive compensation program has been effective at directly linking executive compensation to our performance and aligning the interests of our named executive officers with those of our stockholders. We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under “Compensation Discussion and Analysis” and “Executive Compensation.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement.

Required Vote

The affirmative vote of the majority of the votes cast at the annual meeting is required for the advisory approval of this proposal.

Recommendation

The Board of Directors recommends that the stockholders vote FOR the adoption of the following non-binding resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in Blyth, Inc.’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the Proxy Statement, is hereby APPROVED.

Unless a proxy is marked to give a different direction, it is the intention of the persons named in the proxy to vote the shares represented thereby in favor of the approval of the compensation of our named executive officers as disclosed in this proxy statement.

.

Security Ownership of Management and Certain Beneficial Owners

Security Ownership of Management.  The following table sets forth, as of March 31, 2012, the number of outstanding shares of the common stock beneficially owned by each of (i) our current directors, (ii) the nominees for director, (iii) the named executive officers individually and (iv) all directors and executive officers as a group.  Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares reflected as beneficially owned.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Robert B. Goergen (1)	3,016,801	35.2%
Pamela M. Goergen (2) (3) (4)	698,091	8.2
Jane A. Dietze	0	—
Neal I. Goldman (2) (4)	7,750	*
Brett M. Johnson	0	—
Ilan Kaufthal (2)	0	—
James M. McTaggart (2)	3,850	*
Howard E. Rose (2) (4)	14,101	*
Robert H. Barghaus (2) (4)	5,152	*
Anne M. Butler (2) (5)	20,572	*
Robert B. Goergen, Jr. (2) (4) (6)	825,658	9.6
All directors and executive officers as a group (9 persons) (7)	3,397,870	39.7
_______________
* Less than 1%.

(1)
Includes 2,418,055 shares held by Mr. Goergen, 22,371 shares held by The Goergen Foundation, Inc. (a charitable foundation of which Mr. Goergen is a director, president and sole investment manager) and 576,375 shares held by Ropart Investments LLC (a private investment fund of which Mr. Goergen shares voting and investment power). Excludes 99,345 shares held by Mrs. Goergen, as to which Mr. Goergen disclaims beneficial ownership. The address of Mr. Goergen is ℅ Blyth, Inc., One East Weaver Street, Greenwich, Connecticut 06831.

(2)
The table above excludes unvested RSUs and includes vested RSUs the receipt of which has been deferred until the director retires from our board of directors.  As of March 31, 2012, the number of unvested RSUs held by each named executive officer and director (other than Robert B. Goergen, who does not own any RSUs) was as follows: Anne M. Butler (0); Pamela M. Goergen (1,125); Neal I. Goldman (1,125); Ilan Kaufthal (1,500); James M. McTaggart (1,125); Howard E. Rose (1,125); Robert H. Barghaus (11,187); and Robert B. Goergen, Jr. (9,648).  As of March 31, 2012, the number of vested RSUs, the receipt of which has been deferred until the director retires from our board of directors, held by each named executive officer and director (other than Robert B. Goergen, who does not own any RSUs) was as follows: Anne M. Butler (0); Pamela M. Goergen (2,625); Neal I. Goldman (2,625); Ilan Kaufthal (0); James M. McTaggart (3,000); Howard E. Rose (2,625); Robert H. Barghaus (0); and Robert B. Goergen, Jr. (5,523).

(3)
Includes 94,595 shares held by Mrs. Goergen, 22,371 shares held by The Goergen Foundation, Inc. and 576,375 shares held by Ropart Investments LLC. Excludes 2,418,055 shares held by Mr. Goergen, as to which Mrs. Goergen disclaims beneficial ownership.  The address of Mrs. Goergen is ℅ Blyth, Inc., One East Weaver Street, Greenwich, Connecticut 06831.

(4)
Includes shares which he or she has the right to acquire within 60 days as of March 31, 2012 through the exercise of stock options, as follows: Pamela M. Goergen (2,125); Neal I. Goldman (2,125); Howard E. Rose (2,125); Robert H. Barghaus (2,500); and Robert B. Goergen, Jr. (2,500).

(5)	Effective as of the close of business on December 30, 2011, Anne M. Butler resigned as our vice president and president of PartyLite Worldwide.

(6)
Mr. Goergen, Jr.’s security ownership includes 131,988 shares held by him, 576,375 shares held by Ropart Investments, LLC, 22,371 shares held by The Goergen Foundation, Inc. and 86,901 shares held by him in trust for his children, brother and brother’s children.  Excludes 3,264 shares held by Mr. Goergen’s spouse, as to which he disclaims beneficial ownership.

(7)
The board believes that significant stock ownership by directors further aligns their interests with the interests of our stockholders. Accordingly, the board has established a policy of stock ownership that, within three years after joining the board, each director own common stock valued at five times the annual retainer fee.  In addition, in order to preserve the linkage between the interests of our executive officers and our stockholders, participants in the LTIP are expected to use their grants of RSUs to establish a level of direct ownership in the company.  Therefore, participants must retain at least 25% of their RSU grants (before satisfying any costs of selling shares and taxes) until separation from the company.  We have no mandatory holding period for shares acquired upon the exercise of stock options.

Security Ownership of Certain Beneficial Owners. To the knowledge of the company, the following table lists each person that beneficially owned more than 5% of the common stock of the company outstanding as of March 31, 2012:

Name and Address of Beneficial Owner	Number of Shares	Percent of Class
The Goergen Family1	3,403,358	39.7%
BlackRock, Inc.2 40 East 52nd Street New York, NY 10022	420,649	5.12%
_______________
(1)
As reported in Amendment No. 1 to Schedule 13D dated March 30, 2012, Robert B. Goergen, Pamela M. Goergen, Ropart Investments, LLC, the Goergen Foundation, Inc., Robert B. Goergen, Jr., Todd A. Goergen (“T. Goergen”), Stacey Goergen (“S. Goergen”) and Emma Goergen (“E. Goergen”) beneficially own, in the aggregate, 3,403,358 shares.  The shares so reported as beneficially owned by Mr. Goergen, Mrs. Goergen and Mr. Goergen, Jr. are reflected in the table and footnotes above for management.  Ropart Investments, LLC holds 576,375 shares (which are reported as beneficially owned by Mr. Goergen, Mrs. Goergen, Mr. Goergen, Jr. and T. Goergen due to shared power to vote and dispose of, or to direct the voting and disposition of, such shares).  The Goergen Foundation, Inc. holds 22,371 shares (which are reported as beneficially owned by Mr. Goergen, Mrs. Goergen, Mr. Goergen, Jr. and T. Goergen due to shared power to vote and dispose of, or to direct the voting and disposition of, such shares).  T. Goergen has the sole power to vote and dispose of, or to direct the voting and disposition of, 15,415 shares held directly by him and 415 shares held in trust for his child pursuant to which he is the sole trustee, and, in addition to his shared power to vote and dispose of, or to direct the voting and disposition of, the shares owned by Ropart Investments, LLC and the Goergen Foundation, Inc., has shared power to vote and dispose of, or to direct the voting and disposition of 123,379 shares held in trust for his children, his brother, his brother’s children and a charitable remainder trust.  S. Goergen (Mr. Goergen Jr.’s spouse) has the sole power to vote and dispose of, or to direct the voting and disposition of, 3,264 shares held by her.  E. Goergen (T. Goergen’s spouse) has the sole power to vote and dispose of, or to direct the voting and disposition of, 2,114 shares held by her.  Each spouse disclaims beneficial ownership of shares held by his or her spouse.  The address for each of the foregoing beneficial owners is ℅Blyth, Inc. One East Weaver Street, Greenwich, CT 06831.

(2)
According to Schedule 13G dated January 20, 2012, BlackRock, Inc. (a parent holding company or control person), located at the address in the table, beneficially owns 420,649 shares (5.12%), with sole voting and dispositive power with respect to those shares.  The computation of the percentage of stock owned by BlackRock, Inc. is based on the percentage reported in the Schedule 13G.

.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We are a direct to consumer business focused on the direct selling and direct marketing channels.  We design and market an extensive array of decorative and functional household products, such as candles, home fragrance products, accessories, seasonal decorations, household convenience items and personalized gifts; nutritional supplements such as meal replacement shakes, vitamins and energy mixes; as well as products for the foodservice trade.  Our products can be found throughout North America, Europe and Australia.

Our compensation committee develops and oversees compensation policies that are designed to attract, motivate, reward and retain the broad-based management talent required to achieve our corporate objectives and increase stockholder value.  The committee believes that corporate performance and, in turn, stockholder value will be enhanced by a compensation system that supports and reinforces our key operating and strategic goals while aligning the financial interests of our management team with those of our stockholders.

Our compensation programs are intended to reward the achievement of short and long-term financial targets established during our annual budget and strategic planning process, as well as individual performance goals.

Our named executive officers (“NEOs”) are:

Robert B. Goergen — Chairman and Chief Executive Officer

Robert H. Barghaus — Vice President and Chief Financial Officer

Robert B. Goergen, Jr. — President, Direct Selling Group and President, PartyLite Worldwide

Anne M. Butler — Former Vice President of Blyth and former President, PartyLite Worldwide (effective as of the close of business on December 30, 2011, Ms. Butler resigned as Vice President of Blyth and President, PartyLite Worldwide).

Elements of Compensation

Our management compensation program consists of the following:

•	a base salary
•	a short-term annual incentive plan (which we refer to as the Management Performance Incentive Plan, or MPIP)
•	a long-term incentive plan (LTIP)
•	a benefits package of health and welfare programs
•	limited perquisites
•	post-employment severance arrangements

The committee from time to time reviews the compensation practices of broad industry groups using multiple sources of information pertaining to executive compensation, including compensation surveys and peer group proxy data.  Our peer group consists of similarly-sized manufacturing, direct selling and direct marketing companies with annual revenue generally ranging from $500 million to $1.5 billion, and depends on the revenue of the business unit of which an executive’s compensation is being benchmarked.  Peer group companies are: American Greetings Corporation, Central Garden & Pet Company, Church & Dwight Company, Inc., Herbalife Ltd., CSS Industries, Inc., Elizabeth Arden, Inc., Inter Parfums, Inc., Lancaster Colony Corporation, Libbey Inc., Lifetime Brands, Inc., Nature’s Sunshine Products, Inc., Nu Skin

Enterprises, Inc., Nutrisystem, Inc., Overstock.com, Inc., Prestige Brands Holdings, Inc., Revlon, Inc., Tupperware Brands Corporation, Usana Health Sciences, Inc. and 1-800-Flowers.com, Inc.  However, benchmarking effectively against a relevant peer group can be challenging given our structure.  Therefore, the committee consults additional compensation and economic surveys that benchmark similar positions in similarly-sized companies, the industries of which vary.  In recent years, we have compiled data using surveys from Aon-Hewitt, Towers Watson and Salary.com.  The committee, after receiving input from Robert B. Goergen, our chairman and chief executive officer, used these sources to determine an appropriate base salary and annual incentive bonus target for each member of management.  The base salary and annual incentive bonus targets are intended to reflect the responsibilities of each officer, the compensation practices at other companies and business conditions within our business units.  The committee generally targets the sum of the base salary, annual incentive bonus plan and long-term incentive plan to be at the median level of the combined peer group and survey data.  We have also considered peer compensation within our portfolio of companies to help determine appropriate compensation.  The objective in allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract, motivate and retain key talent, while providing incentives to maximize long-term value for our company and our stockholders.

In developing compensation plans for 2012, the compensation committee considered the positive “say on pay” vote of our shareholders at our annual meeting of shareholders in June 2011, where 97.7% of shares present and entitled to vote at the meeting cast a vote in favor of our executive compensation.

As discussed below, under the heading “— Employment Contracts,” in August 2000 we entered into an employment contract with Mr. Goergen.  His base salary, short-term incentive bonus target and supplemental pension were each established at the time we entered into the employment contract.  Amounts were determined following a peer and industry review process similar to that described above.  Since that time, Mr. Goergen’s base salary and annual incentive bonus have been reviewed versus the peer group’s salary and annual incentive bonus.  Because of his significant share ownership, Mr. Goergen requested that he not receive long-term incentives.

Change in Fiscal Year

In December 2011, our board of directors approved a change in our fiscal year end from January 31 to December 31.  Because the compensation committee establishes the compensation programs for each of the NEOs at the beginning of each fiscal year, the current compensation programs were based on financial targets for the fiscal year ended January 31, 2012 (“fiscal 2012”).  However, in light of the change in our fiscal year end to December 31, our current financial results have been reported for the eleven month transition period ended December 31, 2011 (“2011T”).  Despite the change in our fiscal year end, the compensation committee has looked to the fiscal 2012 financial targets in determining whether or not certain of the MPIP and LTIP objectives have been achieved by the NEOs.

Annual Incentives

We refer to our annual incentive plan as the Management Performance Incentive Plan (“MPIP”).  The MPIP is a cash-based, pay-for-performance annual incentive plan that applies to all management-level employees across the company (excluding those participating in a sales incentive plan).  The MPIP is implemented under our Amended and Restated 2003 Omnibus Incentive Plan (the “2003 Plan”).  The committee considers annual incentives to be a critical means of ensuring management’s focus in achieving its annual operating plan, which, in turn, should enhance stockholder value.

Each of the participants in the MPIP is assigned an individual incentive target, which is expressed as a percentage of that employee’s annual salary.  The product of the employee’s annual salary and his or her incentive target yields the “target award.”  The target award, which is expressed as a dollar amount, is calculated as follows:

Base salary	x	Individual incentive target (expressed as a % of base salary)	=	Target award (expressed as a dollar amount)

The committee designates incentive target percentage levels for each of our NEOs using the process described above in determining base salary.  The committee also reviews target levels for all other participants at the vice president level and above, as well as all other incentive compensation for this group of executives.  The individual incentive targets and the target awards for each of the NEOs were calculated as follows:

Name	Base Salary (fiscal 2012) ($)	Individual Incentive Target (expressed as a percentage of annual salary) (%)	Target Award (dollar amount) ($)
Robert B. Goergen	794,375	100	794,375
Robert H. Barghaus	418,867	50	209,434
Anne M. Butler	523,583	60	314,150
Robert B. Goergen, Jr.	371,795	60	223,077

The amount of the target award is split into two amounts, one of which is determined by company performance (the “Business Performance Factor”) and the other of which is determined by the employee’s own performance (the “Individual Performance Factor”).  The Individual Performance Factor is determined based on the extent to which an executive achieved his or her personal business objectives, which we refer to as “Management by Objective” (or “MBOs”).  The weighting of Business and Individual Performance Factor for each of the NEOs is as follows:

Name	Business Performance Factor (expressed as a percentage the entire target award) (%)	Individual Performance Factor (expressed as a percentage the entire target award) (%)
Robert B. Goergen	75	25
Robert H. Barghaus	60	40
Anne M. Butler	70	30
Robert B. Goergen, Jr.	60	40

Business Performance Factor

The Business Performance Factor is based upon the extent to which the company or a segment, as the case may be, meets or exceeds an established threshold performance level, which is determined by the committee at the beginning of the fiscal year based on the board-approved budget and input from management.  Based on the achievement of budgeted financial goals, 4.2% to 175% of the Business Performance Factor component of the target awards can become available for payment.

The Business Performance Factors differ among the NEOs.  The Business Performance Factor for both of Mr. Goergen, the Chairman and Chief Executive Officer of Blyth, and Mr. Barghaus, the Chief Financial Officer of Blyth, is solely determined by Blyth’s overall performance, which goal, in fiscal 2012, was at target $29.9 million in consolidated net earnings from continuing operations.

The Business Performance Factor for Ms. Butler, the former President of PartyLite Worldwide, is determined primarily (80%) by PartyLite Worldwide’s earnings before interest and taxes (“EBIT”), which target in fiscal 2012 was $70.3 million.  Within this portion of Ms. Butler’s incentive, 50% is based on PartyLite European profit, 30% is based on PartyLite North American profit, 10% is based on PartyLite Worldwide’s inventory days-on-hand and 10% is based on order fill rate.  The remaining 20% of Ms. Butler’s

Business Performance Factor is based on the same Blyth performance goal used to determine the Business Performance Factor for Mr. Goergen and Mr. Barghaus.

The Business Performance Factor for Mr. Goergen, Jr., who was until January 2012 the President of the Multi-Channel Group, is determined primarily (75%) by the Multi-Channel Group’s consolidated performance, which goal, in fiscal 2012, was $4.6 million of EBIT.  The remaining 25% of his Business Performance Factor is based on the same Blyth performance goal used to determine the Business Performance Factor of Mr. Goergen and Mr. Barghaus.

Individual Performance Factor

The second component of the target award is determined by the executive’s performance against his or her personal business objectives, or MBOs, which are established at the beginning of the fiscal year and typically have a wide variety of additional financial targets (such as sales growth, working capital management, return on equity, as well as other non-financial managerial goals, described below).  The nature and extent of each individual’s major accomplishments and contributions are determined through written evaluations compiled by the Chief Executive Officer, the Vice President–Organizational Development and others familiar with the individual’s performance.  The Chief Executive Officer evaluates the information and makes recommendations to the committee, which then makes the final determination of management bonuses.  In order for any incentive compensation that is determined by the Individual Performance Factor to be earned for all executives, at least 80% of the NEO’s Business Performance Factor must be achieved.  Or, said another way, even if an NEO is determined to have achieved all of his or her personal business objectives, no payment will be made under the annual incentive plan unless at least 80% of that executive’s Business Performance Factor has been achieved.

After the completion of the fiscal year, based on the achievement of target financial goals and based on input from management about its assessment of each participant’s individual performance during the year, the committee determines how much, if any, of the participant’s target award will be paid.  The committee is under no obligation to pay the entire target award available in any given year.  Similarly, the 2003 Plan gives the committee the ability to adjust performance criteria upward or downward for extraordinary factors, as well as to grant discretionary bonuses in recognition of extraordinary performance.

Performance Outcome

For fiscal 2012, Blyth was determined to have achieved 100.8% of its Business Performance Factor, or $30.2 million.  This calculation includes upward adjustments totaling $8.6 million primarily for ViSalus equity incentives, as well as costs for PartyLite restructuring and fees generated from board of director projects; also included was a downward adjustment of $1.2 million in foreign exchange benefit, all of which were approved by the compensation committee.  Accordingly, Mr. Goergen earned a scaled formula-driven payout for the Business Performance Factor totaling $620,506.  In addition, because Blyth achieved more than 80% of its performance goals, Mr. Goergen was eligible to earn his Individual Performance Factors, or MBOs.  Mr. Goergen completed most of his MBOs, which included achieving various profitability, cash flow and return on equity targets, updating our strategic plan, determining the CEO succession plan with the board of directors, implementing plans to improve PartyLite North America and building PartyLite Europe, and supporting the growth of ViSalus.  With respect to the Individual Performance Factor, the committee determined that Mr. Goergen achieved 93% of his MBOs and granted him a bonus of $184,692, which, when added to the $620,506 he was awarded based on the Business Performance Factor, meant that Mr. Goergen’s total bonus in fiscal 2012 was $805,198.

Based on the same financial goals noted above for Mr. Goergen, Mr. Barghaus earned a scaled formula-driven payout totaling $130,875.  Mr. Barghaus completed most of his MBOs, which included achieving certain working capital and cash flow targets, completing the divestiture of Midwest-CBK, serving on the ViSalus management board, meeting certain cash repatriation and cash flow targets, taking certain steps to enhance the reporting and control function, improving various departmental processes and developing staff members.  With respect to the Individual Performance Factor, the committee determined that Mr. Barghaus achieved 95% of his MBOs and granted him a bonus of $79,585, which, when added to the $130,875 he was awarded based on the Business Performance Factor, meant that Mr. Barghaus’ total bonus in fiscal 2012 was $210,460.

For fiscal 2012, PartyLite Europe was determined to have achieved 85.1% of its Business Performance Factor.  Accordingly, Ms. Butler earned a scaled formula-driven payout for the Business Performance Factor totaling $53,745.  However, a minimum threshold of profitability was not achieved within PartyLite North America.  Accordingly, no payment was earned for the portion of her bonus tied to PartyLite North America, nor was any bonus earned on PartyLite Inventory days-on-hand or order fill rate as PartyLite Worldwide did not achieve the minimum profit threshold required to trigger payout of the operations metrics.  Ms. Butler received $45,806 for the Business Performance Factor portion of her incentive that was determined by Blyth’s consolidated net earnings from continuing operations.  Ms. Butler was eligible for 50% of her bonus compensation related to the 80% of her personal objectives tied to PartyLite since only PartyLite Europe achieved the threshold level of EBIT required for payout.  Also, Ms. Butler was eligible for the 20% of her personal objectives tied to Blyth’s consolidated net earnings from continuing operations. The committee determined that Ms. Butler achieved 50% of her MBOs, which included achieving various financial targets, stabilizing the PartyLite North American business, developing additional growth plans for international expansion, improving supply chain performance and increasing PartyLite’s competitive advantage, and granted her a bonus of $28,274, which, when added to the $99,551 she was awarded based on PartyLite Europe and Blyth’s consolidated net earnings, meant that Ms. Butler’s total bonus in fiscal 2012 was $122,481.

For Mr. Goergen, Jr., the Multi-Channel Group was determined to have achieved 112.8% of its performance goal.  Accordingly, a formula-driven payout totaling $113,184 was applied to the portion of Mr. Goergen, Jr.’s annual target bonus that is determined by the Multi-Channel Group’s results.  Mr. Goergen, Jr. also received a scaled formula-driven payout of $34,850 for the portion of his annual incentive based on Blyth’s consolidated net earnings from continuing operations.  Moreover, because the Multi-Channel Group was determined to have reached its minimum required profit threshold and Blyth was determined to have achieved more than 80% of its performance goals, Mr. Goergen, Jr. was eligible to earn the portion of his bonus tied to Individual Performance Factors (MBOs).  Mr. Goergen, Jr.’s MBOs included implementing certain new Catalog & Internet profit improvement programs, further developing the health and wellness product categories, driving new product innovation within the wholesale segment, divesting Midwest-CBK and working with the Direct Selling Group’s leadership teams to support sales growth and profit objectives.  The committee determined that Mr. Goergen, Jr. achieved 94% of his MBOs and granted him a bonus of $83,877 which, when added to the $148,034 he was awarded based on the Business Performance Factor, meant that Mr. Goergen, Jr.’s total annual bonus in fiscal 2012 was $231,911.

Blyth’s NEOs received a 2.5% merit increase that will apply to their 2012 base salaries beginning in April 2012 with the exception of Mr. Goergen, Jr., whose base salary had been increased to $500,000 to reflect his new Direct Selling Group responsibilities, effective January 1, 2012.

Long-Term Incentives

Our Long-Term Incentive Plan (“LTIP”) was established in 2003 under our 2003 Plan.  The committee considers long-term incentive compensation to be an important means of ensuring management’s ongoing focus on meeting our profitability goals, which should enhance the value of the common stock.  In addition, the committee believes that this component of our compensation policy is a retention vehicle for key executives and directly aligns the interests of management with those of our stockholders.

The committee generally awards long-term incentive grants annually at its spring meeting, with the exception of awards to executives who may be hired or promoted in the course of the year and to whom the committee may grant awards during the year.

In order to align further management’s compensation with company performance, payment against target for the fiscal 2012 cycle is exclusively performance based, with an additional time-vesting function.  As described above, Mr. Goergen has never participated in the LTIP.  The LTIP award for Mr. Barghaus is determined by Blyth’s net income from continuing operations, with adjustments.  The LTIP awards for Ms. Butler and Mr. Goergen, Jr. are determined by the performance of their respective business units and Blyth’s consolidated net income from continuing operations.  Performance is measured over a one-year period.  Payment, if earned, will be made equally in the form of restricted stock units (50%) and cash (50%) that vests in equal installments on the first and second March 15th following the date of grant and based on the executive’s continued employment with us.

Each of the participants in the LTIP is assigned an individual incentive target, which is expressed as a percentage of their annual salary.  The individual incentive targets for Mr. Barghaus, Ms. Butler and Mr. Goergen, Jr. are 85%.  The LTIP target award, which is expressed as a dollar amount, is calculated as follows:

Name	Base Salary (fiscal 2012) ($)	LTIP Individual Incentive Target (expressed as a percentage of annual salary) (%)	LTIP Target Award (dollar amount) (%)
Robert H. Barghaus	420,240	85	357,204
Anne M. Butler	525,300	85	446,505
Robert B. Goergen, Jr.	373,014	85	317,062

In order for any payment to be made under the LTIP, at least 80% of the Business Performance Factor must be achieved.  Fifty percent of the payout is awarded for minimum performance threshold, which is 80% of each component of the Business Performance Factor.  The payout increases on a straight-line basis between 80% and 100%.  Generally, up to 150% payout is awarded for achievement of above-target performance and will be paid on a straight-line approach from 101% to 120% for a maximum potential payout of 150% at 120% achieved target performance.

The  LTIP Business Performance Factor in fiscal 2012 was achievement of EBIT against budget for business units and net income from continuing operations with adjustments against budget for Blyth, the weighting of which is the same as in the annual MPIP (as described above under “— Business Performance Factor”).  For the PartyLite portion of Ms. Butler’s LTIP, 70% of target was based on PartyLite Worldwide EBIT, 15% was based on North American and European inventory days-on-hand and 15% of which was based on order fill rate.

After the completion of the fiscal year in each cycle, based on the achievement of the LTIP Business Performance Factor as described above, the committee will determine what part, if any, of the participant’s target award will be paid.  The committee is under no obligation to pay the entire target award available in any given year.  Similarly, the 2003 Plan gives the committee the ability to adjust performance results upward or downward for extraordinary factors.

The Blyth Business Performance Factor was adjusted for the same factors described above in the annual bonus plan.  Accordingly, the committee awarded the amounts noted to each executive based on a formula-driven percentage of target achieved, subject to vesting:

	Target Achieved (%)	Value Awarded (subject to vesting) ($)
Robert H. Barghaus	100.8% Blyth net income with adjustments	350,670
Anne M. Butler	0% PartyLite Worldwide EBIT with adjustments 0% PartyLite inventory days-on-hand 82.5% PartyLite order fill rate 100.8% Blyth net income with adjustments	137,211
Robert B. Goergen, Jr.	105.1% Multi-Channel EBIT 100.8% Blyth net income with adjustments	350,760

Bonus

In May 2011, we completed the sale of Midwest-CBK, our seasonal, home décor and home fragrance business.  In connection with this sale, the compensation committee approved the payment of bonuses to Robert B. Goergen, Jr. (in the amount of $175,000) and Robert H. Barghaus (in the amount of $100,000), which were paid in June 2011.

Retention and Severance Agreements

On December 17, 2010, we entered into Retention and Severance Agreements with each of Robert H. Barghaus, Anne M. Butler and Robert B. Goergen, Jr.  The agreements provide that, in the event of termination of employment by us without “cause” or by the executive officer for “good reason” and subject to certain notice and cure periods, the executive officer will receive severance payments and other benefits from us (in addition to salary, unpaid bonuses, if any, and outstanding expense reimbursements through the date of termination).  The severance would consist of the following: (i) a payment equal to twice the sum of then current annual base salary plus the average annual bonus over the five years prior to termination, payable in 24 equal installments (except that, in the case of a “change of control” within two years of termination, payment of such amount or any remaining unpaid portion will be accelerated and paid in a lump sum); (ii) payment of a prorated annual bonus as determined under our MPIP based upon achievement of performance conditions for the then current year, at such times as payments of bonuses are made to employees generally; (iii) immediate vesting of all unvested RSUs or performance-based cash awards under our applicable plans with payments at such times as set forth in the agreements (including with respect to any plans adopted after the date of the agreements); (iv) continued participation until comparable coverage is obtained under a subsequent employer’s plan in all of our health insurance plans for up to two years (or, if such continued participation is not available in our plans, payment of after tax amounts sufficient to cover the costs of comparable coverage) and (v) payment of expenses up to $50,000 until the executive officer obtains comparable full time re-employment for outplacement assistance expenses.  The agreements also contain restrictive covenants with respect to non-competition, non-solicitation of our employees and certain parties in specified business relationships with us, and confidentiality.

Share Retention Guidelines

In order to preserve the linkage between the interests of executives and those of our stockholders, participants in the LTIP are expected to use their grants of RSUs to establish a level of direct ownership in the company.  Therefore, participants must retain at least 25% of their RSU grants (before satisfying any costs of selling shares and taxes) until separation from the company.

Perquisites

We provide our chief executive officer with perquisites in recognition that he has never and does not currently accept any long-term incentive compensation.  Under Mr. Goergen’s employment contract entered into in 2000 he is provided with a car and driver, as well as personal use of the leased airplane.  Mr. Goergen pays taxes based on the imputed value of these perquisites, which is reported to the Internal Revenue Service and which totaled $223,315 for the eleven months ended December 31, 2011.

Mr. Goergen Jr. utilized the leased airplane for personal use and paid taxes based on the imputed value of its use, which totaled $140,055 for the eleven months ended December 31, 2011.  Our other NEOs did not utilize perquisites during the fiscal year.

Tax and Accounting Considerations

Favorable accounting and tax treatment of the various elements of our compensation program is an important, but not the sole, consideration in its design.  Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the chief executive officer and certain other highly compensated executive officers to $1.0 million annually. While our MPIP and LTIP awards are intended to qualify as “performance-based” compensation under Section 162(m) of the Code, we reserve the right to approve in the future elements of compensation that are not fully deductible.

We account for equity-based awards in accordance with the requirements of FASB ASC Topic 718 (formerly “SFAS No. 123(R)”).  We are required to recognize compensation expense relating to equity-based awards in our financial statements.  The adoption of this recognition method did not cause us to limit or otherwise significantly change our award practices.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.  Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our proxy statement for the 2012 annual meeting of stockholders.

Submitted by the members of the Compensation Committee of the Board of Directors.

James McTaggart, Chairman
Neal Goldman
Carol Hochman

.

Executive Compensation Information

Summary Compensation Table

The following table summarizes the total compensation awarded to or earned by our chief executive officer, chief financial officer and other executive officers during the fiscal years ended January 31, 2009 (2009), January 31, 2010 (2010) and January 31, 2011 (2011) and the eleven month transition period ended December 31, 2011 (2011T).

Name and Principal Position	Year	Salary ($)	Bonus1 ($)	Stock Awards2 ($)	Non-Equity Incentive Plan Compensation1 ($)	All Other Compensation ($)	Total ($)
Robert B. Goergen Chairman of the Board and Chief Executive Officer	2009 2010 2011 2011T	1,294,375(3) 1,294,375(3) 1,044,375(3) 728,177(3)	— — — —	— — — —	— — (4) 689,399 805,198	320,114(5) 202,038(5) 337,356(5) 236,637(5)	1,614,489 1,496,413 2,071,130 1,770,012
Robert H. Barghaus Vice President and Chief Financial Officer	2009 2010 2011 2011T	410,000 412,000 412,000 383,847	— 25,000 — 100,000	241,764 170,479 196,513 163,619	— 339,519 333,310 396,484	14,271(6) 6,070(6) 12,362(6) 12,406(6)	666,035 953,068 954,185 1,056,356
Anne M. Butler (7) Former Vice President of Blyth and former President PartyLite Worldwide	2009 2010 2011 2011T	512,500 515,000 515,000 479,808	— — — —	216,230 355,156 169,149 40,894	258,208 335,538 85,948 191,086	37,437(6) 12,026(6) 12,087(6) 12,561(6)	1,024,375 1,217,720 782,184 724,349
Robert B. Goergen, Jr. Vice President of Blyth, President Direct Selling Group and President PartyLite Worldwide	2009 2010 2011 2011T	362,250 365,700 365,700 340,711	100,000 24,685 — 175,000	74,326 240,818 43,626 92,821	20,204 82,115 238,303 407,246	60,464(8) 69,404(8) 55,902(8) 152,420(8)	517,244 782,722 703,531 1,168,198
_______________
(1)
The Bonus is reported during the period in which it is earned.  Payments under the MPIP and cash payments under the LTIP are described in “Compensation Discussion and Analysis” and are reported for the period in which they are earned.  The MPIP is generally paid in March or April following the end of the period.  In prior years, the MPIP had been disclosed in the Bonus column.  The cash payments under the LTIP vest in two equal annual installments and are based on the executive’s continued employment with us.  Robert B. Goergen has never participated in the LTIP.  We paid the following amounts under the LTIP to the NEOs: (i) Robert H. Barghaus ($0 in 2009, $120,913 in 2010, $120,912 in 2011 and $76,081 in 2011T); (ii) Anne M. Butler ($0 in 2009, $108,109 in 2010, $164,361 in 2011 and $121,743 in 2011T); and (iii) Robert B. Goergen, Jr. ($0 in 2009, $37,133 in 2010, $43,078 in 2011 and $22,828 in 2011T).  In prior years, the LTIP had been disclosed under “Grants of Plan-Based Awards.”

(2)
The RSUs vest in equal annual installments on various anniversaries of the date of grant, subject to the continued employment of the executive on each vesting date.  The aggregate grant date fair value of the stock awards was determined in accordance with FASB ASC Topic 718.  See Note 17 to the Notes to the Consolidated Financial Statements contained in our Transition Report on Form 10-K for the period ended December 31, 2011 for a description of the assumptions used in valuing stock awards. For this purpose, the estimate of forfeitures is disregarded.

(3)
Robert B. Goergen received a supplemental annual salary of $500,000 in each of 2009 and 2010.  In 2011, Mr. Goergen received $250,000 of additional supplemental salary and $250,000 of payments under the pension plan in the “Pension Benefits” table.  This table does not reflect the change in present value of the accumulated benefit of the supplemental pension plan disclosed in the “Pension Benefits” table since such change will not inure to the benefit of Mr. Goergen.  The supplemental pension benefit is pursuant to Mr. Goergen’s employment agreement and is a fixed $125,000 quarterly payment for the remainder of Mr. Goergen’s life.  The employment agreement does not provide for a lump sum payment of an aggregate amount.  We have purchased a single life annuity contract for the payment of the pension benefit.

(4)	Mr. Goergen elected not to participate in the annual incentive plan in 2010.

(5)
Mr. Goergen’s “All Other Compensation” consists of the items set forth in the following table.  The perquisite value of “Personal Use of Company Airplane” equals the total cost of the company airplane to us multiplied by the percentage of personal use by Mr. Goergen.  The perquisite value does not equal the amount of compensation income that is imputed to Mr. Goergen for tax purposes for personal use of the company airplane.

	Personal Use of Company Airplane ($)	Driver Services ($)	Automobile Payments ($)	Contributions to the 401(k) and nonqualified plans ($)	Tax Gross-Up ($)	Total ($)
2009	168,609	59,660	57,492	34,353	—	320,114
2010	93,443	60,948	26,895	12,025	8,726	202,038
2011	242,254	62,325	20,796	11,981	—	337,356
2011T	147,084	58,067	18,164	13,322	—	236,637

(6)	Represents contributions to the 401(k) and nonqualified deferred compensation plans.

(7)
Effective as of the close of business on December 30, 2011, Anne M. Butler resigned as our vice president and president of PartyLite Worldwide.  In connection with her resignation as an executive officer, Ms. Butler will receive payments aggregating approximately $1,360,120; immediate vesting of all unvested restricted stock units and performance based cash awards; and certain other benefits, all of which she is entitled to under her Retention and Severance Agreement with us as described in the section captioned “—Retention and Severance Agreements”.

(8)
In 2009, includes $46,179 for personal use of the company airplane and $14,285 for contributions to the 401(k) and nonqualified deferred compensation plans.  In 2010, includes $57,379 for personal use of the company airplane and $12,025 for contributions to the 401(k) and nonqualified deferred compensation plans.  In 2011, includes $43,271 for personal use of the company airplane and $12,631 for contributions to the 401(k) and nonqualified deferred compensation plans.  In 2011T, includes $140,055 for personal use of the company airplane and $12,365 for contributions to the 401(k) and nonqualified deferred compensation plans.  The perquisite value for personal use of the company airplane equals the total cost of the company airplane to us multiplied by the percentage of personal use by Mr. Goergen, Jr.  The perquisite value does not equal the amount of compensation income that is imputed to him for tax purposes for personal use of the company airplane.

Pension Benefits
Name	Number of Years Credited Service	Present Value of Accumulated Benefit1	Payments During 2011T
Robert B. Goergen	8	$3,546,083	$458,333
_______________
(1)
While a present value is shown in the table, benefits are paid in the form of installment payments of $125,000 per quarter and are not available as a lump sum.  We have purchased a single life annuity contract for the payment of the pension benefit.  Present values were calculated using the same actuarial assumptions applied in the calculation of the pension liability reported in our Transition Report on Form 10-K for the period ended December 31, 2011 (discount rate of 7.0%).

Under Robert B. Goergen’s employment agreement (described below under “— Employment Contracts”), he is entitled to an annual pension benefit of $500,000, starting on August 1, 2010. This pension benefit vested based on Mr. Goergen’s service from August 1, 2000 through July 31, 2006.  Under the original terms of the agreement, Mr. Goergen was eligible to receive an annual pension benefit beginning on August 1, 2006. When Mr. Goergen agreed to continue to serve as our chief executive officer after July 31, 2006, we deferred the commencement date for this pension benefit, but we did not increase his annual pension benefit. We obtained a single life annuity contract on March 26, 2001 to provide for the payment of this pension benefit.

Grants of Plan-Based Awards During 2011T

The following table sets forth information concerning all grants of plan-based awards made to the named executive officers during the eleven month transition period ended December 31, 2011.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards1			Fair Value of Stock and Option Awards2 ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert B. Goergen	None	—	—	—	—	—	—	—
Robert H. Barghaus	4/11/11	89,301	178,602	267,903	1,291	2,581	3,872	185,983
Anne M. Butler	4/11/11	22,325	223,253	334,880	323	3,227	4,840	68,636
Robert B. Goergen, Jr.	4/11/11	19,816	158,531	237,797	286	2,291	3,437	175,327
_______________
(1)
The number of shares set forth under “Estimated Future Payouts Under Equity Incentive Plan Awards” are based on $69.19 per share (the average of the high and low price for the five trading days ending on March 14, 2012, the date the grant was awarded).

(2)
On April 11, 2011, Mr. Barghaus, Ms. Butler and Mr. Goergen, Jr. were granted the equity incentive plan awards set forth in the table, all of which were subject to performance-based conditions.  In March 2012, the compensation committee confirmed that these performance-based conditions had been met and awarded 2,688 shares to Mr. Barghaus (fair value of $185,983), 992 shares to Ms. Butler (fair value of $68,636) and 2,534 shares to Mr. Goergen, Jr. (fair value of $175,327).  The number of shares was based on the dollar value of the award divided by $69.19 per share, the average of the high and low price for the five trading days ending on March 14, 2012, the date the grant was awarded.  The awards granted to Mr. Barghaus and Mr. Goergen, Jr. are subject to vesting and will be paid in equal installments in March 2013 and 2014, subject to continued employment at such time, and the award granted to Ms. Butler vested immediately in accordance with the terms of her severance agreement (see “— Retention and Severance Agreements”).

Option Exercises and Stock Vested

The following table sets forth information concerning each vesting of restricted stock units for each of the named executive officers on an aggregated basis in the transition period ended December 31, 2011 (there were no stock option exercises during the transition period ended December 31, 2011).

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert B. Goergen	—	—
Robert H. Barghaus	2,835	115,550
Anne M. Butler	4,294	181,888
Robert B. Goergen, Jr.	1,375	52,564
_______________
(1)	Mr. Goergen, Jr. has elected to defer his receipt of 1,375 shares (value of $52,564) until his separation from the company.

.

Outstanding Equity Awards at December 31, 2011

The following table sets forth information concerning unexercised options and stock that has not vested for each named executive officer at December 31, 2011.
	Option Awards1			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested2 (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested3 ($)
Robert B. Goergen	0	—	—	0	—
Robert H. Barghaus	2,500	106.78	4/3/12	11,186	635,365
Anne M. Butler	1,500 1,600	106.78 101.10	4/3/12 4/15/12	9,687	550,222
Robert B. Goergen, Jr.	1,000 1,500	106.78 101.10	4/3/12 3/31/13	9,650	548,120
_______________
(1)	All options are exercisable and have been adjusted to give effect to the 1-for-4 reverse stock split of our common stock at the end of January 2009.

(2)	Does not include RSUs awarded in March 2012 (see footnote (2) under “Grants of Plan-Based Awards During 2011T”).

(3)	Based on the closing sale price for the common stock on the NYSE on December 30, 2011 of $56.80 per share.

Employment Contracts

Employment Arrangement with Robert B. Goergen.  Under our employment agreement with Robert B. Goergen, which we entered into in August 2000, he agreed to serve as chairman of the board and chief executive officer and be responsible for the general management of the company through January 31, 2011 (the “Initial Term”).  However, we and Mr. Goergen have agreed to continue the Initial Term until terminated by either us or Mr. Goergen upon 30 days’ notice.  Following the termination of the Initial Term, and during the remainder of the term of the agreement, Mr. Goergen will serve as the non-executive chairman of the board and will devote approximately one half of his business time and attention to our business. The term of the agreement expires on July 31, 2013 or, if earlier, upon Mr. Goergen’s death, retirement, resignation, termination due to disability or a termination by us with or without cause.  We must provide Mr. Goergen with 90 days’ advance notice before terminating the agreement without cause.  Mr. Goergen must provide 90 days' advance notice of his retirement to become eligible for the retirement benefits described below.

During the Initial Term, Mr. Goergen will receive a base salary of at least $600,000 per year, and he is eligible to receive a target bonus of 100% of his base salary based on the achievement of certain performance goals.  His bonus is subject to adjustment upward or downward if those performance goals are exceeded or are not met. Following the Initial Term, Mr. Goergen will receive a base salary equal to 50% of the base salary as in effect on the last day of the Initial Term.  Mr. Goergen’s current base salary is $794,375 and his base salary will be reviewed annually by our board for potential increases.  From February 1, 2008 through July 1, 2010, Mr. Goergen has also received a supplemental annual salary of $500,000 to compensate him, in part, for the pension payments that he forfeited by continuing to serve as our chief executive officer after July 31, 2006.

We have also agreed to make payments and provide benefits to Mr. Goergen and/or his spouse following the termination of his employment as described in the table below.  We are not required to provide these benefits following a termination of Mr. Goergen’s employment if he competes with us.

Reason for Termination
Payment or Benefit	Death	Disability	Without “Cause” or “Constructive Termination Without Cause”8	Retirement
Continued base salary1	✓	✓	—	—
Annual incentive award2	✓	✓	✓	—
Lifetime health and dental benefits3	✓	✓	✓	✓
Share registration or repurchase4	✓	✓	✓	✓
Share repurchase5	—	—	✓	—
Lifetime use of car and driver6	—	✓	✓	✓
Lifetime use of office	—	✓	✓	✓
Lifetime use of company aircraft7	—	✓	✓	✓
_______________
(1)
If Mr. Goergen’s employment is terminated due to his death or disability he will receive continued base salary payments through July 31, 2015.  The continued base salary payments will take into account that his base salary will be reduced by 50% upon the termination of the Initial Term.

(2)
If Mr. Goergen’s employment is terminated due to his death or disability the annual incentive payment will be awarded for the year in which his death or termination occurs, based on the original target award.  If his employment is terminated without cause or constructively terminated without cause we will pay him a pro rata annual incentive award for the year of termination to the extent targets are achieved, payable when incentive awards are paid to the active employees.

(3)
If Mr. Goergen’s employment is terminated without cause or as a result of his death, disability, constructive termination without cause or retirement, lifetime health and dental benefits will be provided to his spouse.  If his employment is terminated without cause or by reason of his disability, constructive termination without cause or retirement he will be entitled to lifetime health, dental and other welfare benefits generally provided to our senior officers.

(4)
Upon the death of both Mr. Goergen and his spouse we will, upon the demand of the estate of either Mr. Goergen or his spouse, purchase from the estate up to 1,875,000 shares of our common stock at fair market value or register those shares for a public offering and sale by the estate.  However, this buyback or registration right will not apply if the estate can sell the shares to the public without registration for securities law purposes.

(5)
At Mr. Goergen’s request we will purchase 25,000 shares of common stock at fair market value at the end of each of the first four calendar quarters following his termination without cause or constructive termination without cause.

(6)	Lifetime use of a car and driver for use in connection with company business and certain charitable and educational board and trustee positions.

(7)	Lifetime use of the company’s aircraft, up to 50 hours per year, subject to certain reimbursement requirements.

(8)
In Mr. Goergen’s employment agreement, “cause” occurs if Mr. Goergen is convicted of a felony involving moral turpitude or if he is guilty of willful gross neglect or willful gross misconduct in carrying out his duties under the employment agreement, resulting in material economic harm to us, unless he believes in good faith that such act or omission was in our best interests.  In Mr. Goergen’s employment agreement, “constructive termination without cause” means termination by Mr. Goergen of his employment at his initiative following the occurrence of any of the events listed in clauses (a) through (e) below without his consent:

(a)	a reduction in his base salary, supplemental salary or target bonus opportunity;

(b)
the termination or material reduction in any of the perquisites or employee benefits to which he is entitled under his employment agreement (other than as part of an across-the-board reduction that is applicable to all of our executive officers);

(c)
the failure to employ him as chairman of the board and chief executive officer during the Initial Term and as non-executive chairman of the board after the Initial Term or his removal from any of those positions;

(d)
during the Initial Term, a material diminution in his duties, responsibilities or authority or the assignment to him of duties which are materially inconsistent with his duties or which materially impair his ability to function as our chairman and chief executive officer, and during the remainder of his employment after the Initial Term, the assignment to him of duties that are materially inconsistent with those that could reasonably be expected to be assigned to and performed by a part-time senior executive of a major corporation;

(e)	the relocation of our principal office, or Mr. Goergen’s own office, outside the state of Connecticut or more than 50 miles from Greenwich, Connecticut; or

(f)	the failure of any successor to assume in writing our obligations under his employment agreement.

The employment agreement provides for notice and cure opportunities in the event Mr. Goergen is terminated for cause or constructively terminated without cause.

Retention and Severance Agreements.  On December 17, 2010, we entered into Retention and Severance Agreements with each of Robert H. Barghaus, Anne M. Butler and Robert B. Goergen, Jr.  The agreements provide that, in the event of termination of employment by us without “cause” or by the executive officer for “good reason” and subject to certain notice and cure periods, the executive officer will be entitled to severance payments and other benefits from us (in addition to salary, unpaid bonuses, if any, and outstanding expense reimbursements through the date of termination).  The severance entitlement would consist of the following: (i) a payment equal to twice the sum of then current annual base salary plus the average annual bonus over the five years prior to termination, payable in 24 equal installments (except that, in the case of a “change of control” within two years of termination, payment of such amount or any remaining unpaid portion will be accelerated and paid in a lump sum); (ii) payment of a prorated annual bonus as determined under our Management Performance Incentive Program based upon achievement of performance conditions for the then current year, at such times as payments of bonuses are made to employees generally; (iii) immediate vesting of all unvested restricted stock units or performance-based cash awards under our applicable plans with payments at such times as set forth in the agreements (including with respect to any plans adopted after the date of the agreements), (iv) continued participation until comparable coverage is obtained under a subsequent employer’s plan in all of our health insurance plans for up to two years (or, if such continued participation is not available in our plans, payment of after tax amounts sufficient to cover the costs of comparable coverage) and (v) payment of expenses up to $50,000 for outplacement assistance expenses until the executive officer obtains comparable full time re-employment.  The agreements also contains restrictive covenants with respect to non-competition,  non-solicitation of our employees and certain parties in specified business relationships with us, and confidentiality, all in accordance with the terms thereof set forth in the agreements.

Effective as of the close of business on December 30, 2011, Ms. Butler resigned as our vice president and president of PartyLite Worldwide.  In connection with her resignation as an executive officer, she will receive payments aggregating approximately $1,360,120, immediate vesting of all unvested restricted stock units and performance based cash awards, and certain other benefits, all of which she is entitled to under her Retention and Severance Agreement with us as described in the preceding paragraph.

Potential Payments Upon a Termination of Employment or Change of Control.  The information below quantifies certain payments and benefits that would have become payable to each named executive officer in the event of a termination or a “change in control” assuming such event had occurred on December 31, 2011, compensation and services levels as of such date and a price per share of common stock underlying the unvested restricted stock units of $56.80, the closing market price on December 30, 2011.  These payments and benefits are in addition to benefits available generally to salaried employees, such as accrued vacation pay.  Due to a number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different.  The table includes Anne M. Butler, who resigned as our vice president and president of PartyLite Worldwide effective as of December 30, 2011.
	Continued base salary payments	Bonus	Continuation of welfare benefits	Perquisites	Cash LTIP Vesting1	Restricted Stock and LTIP RSU Vesting1
Robert B. Goergen (2) Chairman of the Board and Chief Executive Officer
Death or disability	2,978,906	794,375(2)	10,580(3)	392,683(4)	—	—
Without Cause/Constructive Termination	— (2)	794,375(2)	10,580(3)	392,683(4)	—	—
Retirement	—	—	10,580(3)	392,683(4)	—	—
Robert H. Barghaus Vice President and Chief Financial Officer
Without Cause/Constructive Termination	840,480(5)	342,106(6)	18,988(7)	50,000(8)	441,595	834,449
Death, disability, retirement after reaching age 62 or change in control	—	—	—	—	441,595	834,449
Anne M. Butler (9) Former Vice President of Blyth and former President PartyLite Worldwide
Without Cause/Constructive Termination	1,050,600	309,520	18,988(7)	50,000(8)	171,472	606,567
Death, disability, retirement after reaching age 62 or change in control	—	—	—	—	171,472	606,567
Robert B. Goergen, Jr. Vice President of Blyth, President Direct Selling Group and President PartyLite Worldwide
Without Cause/Constructive Termination	746,028(5)	226,712(6)	27,136(7)	50,000(8)	277,044	773,786
Death, disability, retirement after reaching age 62 or change in control	—	—	—	—	277,044	773,786
_______________
(1)
LTIP and restricted stock awards vest upon a change in control (as defined in our 2003 Plan) unless the awards are assumed or replaced, but deferral elections do not lapse unless the change in control also constitutes a “change in control event” under Section 409A of the Code.  The above table assumes full vesting upon a change in control.  Under our 2003 Plan, a change in control with respect to officers and employees is defined as (i) a reorganization, merger or consolidation in which we are not the surviving corporation, (ii) a sale, lease, exchange or other transfer of all or substantially all of our assets or (iii) stockholder approval of a dissolution or liquidation of the company.  All vested RSUs and vested deferred cash LTIP amounts will be distributed in connection with a termination of employment or death.  Under our LTIPs since 2010, unvested awards will vest upon the officer’s retirement after reaching age 62, death or disability.  Under our prior LTIPs, in the event of death, disability or an approved retirement, a pro rata amount of an unvested award, based on days worked, will vest and become payable to the extent we achieve our targets.  The amounts set forth in the column “Restricted Stock and LTIP RSU Vesting” are based on $56.80 per share (the closing price on December 30, 2011).

(2)	Termination payments are described in more detail under the heading “— Employment Contracts” and pension payments are describe under “— Pension Payments”.

(3)
Represents current annual amount of lifetime health/dental/life insurance premiums that would be payable by us for Mr. Goergen and his wife.  Mr. Goergen does not participate in our long-term disability policy.

(4)
Represents current estimated annual amount of lifetime payments that would be payable by us for automobile/driver ($83,010), use of company airplane ($160,927; estimated cost based on the average cost to us for Mr. Goergen’s personal use of the company airplane in the past three fiscal periods) and secretary/office space ($148,746).

(5)
Amount equals two times their annual base salary at December 31, 2011 payable in 24 equal installments (except that, in the case of a “change of control” within two years of termination, payment of such amount or any remaining unpaid portion will be accelerated and paid in a lump sum).

(6)
Amount equals two times their average annual bonuses over the five years prior to December 31, 2011 payable in 24 equal installments (except that, in the case of a “change of control” within two years of termination, payment of such amount or any remaining unpaid portion will be accelerated and paid in a lump sum) (paid at such times as payments of bonuses are made to employees generally).

(7)
Represents the amount for continued participation in our health insurance plans for two years (this payment will terminate when the executive officer obtains comparable coverage under a subsequent employer’s plan).  If continued participation is not available in our plans, we have agreed to pay to the executive officer the after tax amounts sufficient to cover the costs of comparable coverage.

(8)	Represents the payment of up to $50,000 for outplacement assistance expenses until the executive officer obtains comparable full time re-employment.

(9)
Effective as of December 30, 2011, Ms. Butler resigned as our vice president and president of PartyLite Worldwide.  Amounts reflected in this table are actual amounts paid or payable as a result of her resignation.

Compensation Committee Interlocks and Insider Participation

Ms. Hochman, Mr. Goldman and Mr. McTaggart served as members of the compensation committee in 2011.  None of them (i) was, during 2011, an officer or employee of us or any of our subsidiaries, (ii) was formerly an officer of us or any of our subsidiaries or (iii) had any relationship requiring disclosure by us pursuant to any paragraph of Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission.  None of our executive officers served as an officer, director or member of a compensation committee of another entity for which an executive officer or director is a member of our board of directors or served on the compensation committee of our board of directors.

.

Certain Relationships and Related Transactions

Ropart Sublease.  Ropart Investments LLC paid $192,717 to us during the eleven month transition period ended December 31, 2011 to sublet office space, which we believe approximates the fair market rental for the sublet office space.  Robert B. Goergen, our chairman and chief executive officer, is the managing member of Ropart, Pamela M. Goergen, a director, is a managing director of Ropart, and Robert B. Goergen, Jr., President, Direct Selling Group and President PartyLite Worldwide, is a member of Ropart.  In August 2000, we entered into an employment agreement with Mr. Goergen, our chairman and chief executive officer, in which we agreed to provide office space to Ropart.  The employment agreement was approved by our board of directors.

Transactions with ViSalus.  In August 2008, we signed an agreement to purchase ViSalus Holdings, LLC (“ViSalus”), a network marketing company that sells weight management products, nutritional supplements and energy drinks, through a series of investments.  In October 2008, we completed our initial investment and acquired a 43.6% equity interest in ViSalus for $13.0 million in cash.  In April 2011, we completed the second phase of the acquisition for approximately $2.5 million and increased our ownership to 57.5%.  In January and February 2012, we completed the third phase of the acquisition and increased our ownership to 73.5% for approximately $22.5 million in cash and the issuance of 340,662 unregistered shares of common stock valued at $14.6 million.  Because the common stock may not be sold or transferred prior to January 12, 2014, the shares were issued at a discount to the trading price. The payment in the third closing was based upon an estimate of ViSalus’s EBITDA for 2011 and the cash payments will be adjusted in April 2012 for the difference between the actual EBITDA for 2011 and the estimate used in the third closing.  In addition, we are required, subject to the conditions in the agreement, to make additional purchases of ViSalus’s equity interests to increase our ownership to 100.0%.  The purchase price of the additional investments is based on ViSalus’s operating results in 2012.

The acquisition of ViSalus involves related parties.  In addition to Blyth, the other owners of ViSalus include its three founders (each of whom currently own approximately 6.4%, for a total of 19.2%) (the “founders”), Ropart Asset Management Fund, LLC and Ropart Asset Management Fund II, LLC (collectively, “RAM”) which currently owns 4.1%, and a small group of employees and others who collectively own approximately 3.2%.  Our initial investment of $13.0 million was paid to ViSalus ($2.5 million), RAM ($3.0 million) and the three founders ($2.5 million each).  Our second investment of $2.5 million was paid to RAM ($1.0 million), the three founders ($0.3 million each) and others ($0.6 million in the aggregate).  Our third investment of $22.5 million in cash and the issuance of 340,662 unregistered shares of common stock was paid to RAM ($9.9 million in cash), the three founders (a total of $7.6 million in cash and the issuance of a total of 340,662 unregistered shares) and others ($5.0 million in cash, in the aggregate). Mr. Goergen, Blyth’s chairman and chief executive officer, beneficially owns approximately 35.3% of our common stock, and together with members of his family, including Pamela M. Goergen and Robert B. Goergen, Jr., owns substantially all of RAM.

We had from August 2008 to March 2011 provided ViSalus with a $3.0 million revolving credit facility, which was repaid in full in March 2011.  Between December 2008 and October 2009, RAM and ViSalus’s founders made loans in the aggregate principal amount of $2.7 million to ViSalus, which bore interest at the rate of 10% per annum and that were repaid in full in July 2011.  In December 2009, ViSalus received a financing commitment from the founders and RAM for up to $1.2 million to fund its operations for 2010, $0.9 million of which was outstanding in March 2010.  The loan had a 10% interest rate.  In addition to the 10% interest, the loan required ViSalus to pay a further lump-sum interest payment at loan maturity at an interest cost of $0.6 million.  In April 2010, we loaned $0.3 million to ViSalus, which they used to repay part of the $0.9 million borrowed from the founders and RAM.  The loans made by RAM and the founders under the financing commitment and by us in April 2010 were due and repaid in full in February 2011.

ViSalus entered into an agreement with FragMob LLC in October 2011 that extends to December 31, 2012 and is renewable.  FragMob has agreed to provide ViSalus with software development and hosting services for a mobile phone application that allows ViSalus’s promoters to access their ViNet distributor account information on their smart phones. ViSalus paid $150,000 to FragMob for services provided in 2011, and has agreed to pay a fee based on the number of users with a minimum monthly fee of $15,000 and maximum monthly fee of $100,000 throughout 2012.  FragMob is owned in part by RAM and the founders.

The foregoing transactions with ViSalus were approved either by a special committee comprised of independent directors or all of our independent directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers and holders of more than 10% of the common stock to file reports regarding beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission.  Based upon a review of the filings furnished to us and on representations from the directors and executive officers, all filing requirements of Section 16(a) were complied with in 2011, except that Robert H. Barghaus and Robert B. Goergen, Jr. did not file on a timely basis one beneficial ownership report for the grant of restricted stock units in April 2011, which grants were exempt from Section 16 of the Exchange Act.

Audit Committee Report

Management is responsible for our internal controls and the financial reporting process.  Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on those statements. The audit committee’s responsibility is to monitor and oversee these processes.  The audit committee charter was adopted and approved by the board of directors in January 2004.  The charter is available on our website, www.blyth.com, or in print to any stockholder who makes a request to Blyth, Inc., One East Weaver Street, Greenwich, Connecticut 06831, Attention: Michael S. Novins, Secretary.  The charter further amends the audit committee’s original charter, which was first adopted and approved by the board in June 2000 and amended by the board in April 2003.

As set forth in more detail in the charter, the primary role of the audit committee is to assist the board in fulfilling its oversight responsibilities.  The committee’s primary responsibilities fall into three broad categories:

•
first, the committee is charged with monitoring the preparation of quarterly and annual financial reports by management, including discussions with management and the independent auditors about draft annual financial statements, key accounting and reporting matters, alternative treatments within generally accepted accounting principles for policies and procedures related to material items that the independent auditors have discussed with management and the ramifications thereof, and other material written communications between the independent auditors and management;

•
second, the committee is responsible for matters concerning the relationship between us and the independent auditors, including evaluating their performance and recommending their appointment or removal; reviewing the scope of their audit services and related fees; reviewing and pre-approving any non-audit services being provided to us; providing and maintaining an open, direct avenue of communication between the board and the independent auditors; and determining whether the independent auditors are independent (based in part on the annual letter provided to us pursuant to Independence Standards Board Standard No. 1); and

•
third, the committee is responsible for matters concerning our systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests, and review of the recommendations, if any, of the independent auditors.

The audit committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the charter.

In the course of fulfilling its responsibilities, the audit committee has:

•	reviewed and discussed with management the audited financial statements for the transition period ended December 31, 2011;

•
discussed with representatives of Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the audit committee concerning independence;

•	discussed with representatives of Ernst & Young the public accounting firm’s independence from the company and management; and

•	considered whether the provision by Ernst & Young of non-audit services is compatible with maintaining their independence.

Based on the foregoing, the audit committee recommended to the board that the audited financial statements referred to above be included in our Transition Report on Form 10-K for the transition period ended December 31, 2011 for filing with the Securities and Exchange Commission.

It is not the duty of the audit committee to plan or conduct audits or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the independent public auditors.  In giving its recommendations to the board of directors, the audit committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the independent public auditors with respect to such financial statements.

Submitted by the members of the Audit Committee of the Board of Directors.

Howard E. Rose, Chairman
Anne M. Busquet
Ilan Kaufthal

.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The proxy, unless otherwise directed thereon, will be voted for a resolution ratifying the action of the board appointing the firm of Ernst & Young LLP as independent auditors to make an audit of our accounts for the fiscal year ending December 31, 2012.  The vote required for ratification is a majority of shares voting.  If the resolution is rejected, or if Ernst & Young declines to act or becomes incapable of acting, or if their employment is discontinued, the board of directors, on the audit committee’s recommendation, will appoint other auditors whose continued employment after the annual meeting may be, but is not required to be, subject to ratification by the stockholders.

A representative of Ernst & Young will be present at the annual meeting to respond to appropriate questions of stockholders and to make a statement if he or she so desires.

Independent Auditor Fees

Before the independent auditor is engaged to provide audit services, the engagement is approved by the audit committee.  In general, the audit committee pre-approves (i.e., approves prior to their provision) all audit-related and non-audit services to be provided to us by the independent auditors. The audit committee may pre-approve audit related and non-audit services by agreeing to a framework with descriptions of allowable services.  The audit committee may delegate pre-approval authority to one or more members of the audit committee.  The decision of any member to whom authority is delegated to pre-approve an activity must be reported to the full audit committee at its next scheduled meeting.

The audit committee pre-approved 100% of the audit related, tax and other services provided by Ernst & Young during the fiscal year ended January 31, 2011 and the eleven month transition period ended December 31, 2011.  None of such services were approved by the audit committee pursuant to Section 2-01(c)(7)(i)(C) of Regulation S-X.

The aggregate fees billed for professional services of the types listed below rendered by Ernst & Young in the fiscal years ended January 31, 2010 (2010) and January 31, 2011 (2011) and the eleven month transition period ended December 31, 2011 (2011T) were as follows:

	2010	2011	2011T
Audit Fees	$1,865,000	$1,877,500	$2,434,000
Audit-Related Fees	—	—	—
Tax Fees	1,143,9021	809,0001	908,0001
All Other Fees	—	—	—
Total fees	$3,008,902	$2,686,500	$3,342,000
_______________
(1)	The services comprising the tax fees include tax advisory matters, tax compliance, tax audits and tax planning.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholder proposals or director nominations within the processes of Rule 14a-8 and intended to be presented at our 2013 Annual Meeting of Stockholders must be received at our principal executive offices located at One East Weaver Street, Greenwich, Connecticut 06831, Attention: Michael S. Novins, Secretary, on or before December 3, 2012 for consideration for inclusion in our proxy statement and form of proxy relating to that meeting.  In addition, if a stockholder fails to provide us notice of any stockholder proposal or director nomination on or before the 60th day prior to the date of our 2013 annual meeting, then our management proxies will be entitled to use their discretionary voting authority if such stockholder proposal or director nomination is raised at the annual meeting without any discussion of the matter in the proxy statement.

OTHER MATTERS

As of the date of this proxy statement, our management does not know of any business, other than that mentioned above, which will be presented for consideration at the annual meeting. However, if any other matters should properly come before the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in accordance with their best judgment on such matters.

FINANCIAL STATEMENTS

Our audited consolidated financial statements as at December 31, 2011 and January 31, 2011, and for the eleven months ended December 31, 2011 and years ended January 31, 2011 and 2010, are included as part of the Transition Report on Form 10-K which accompanies this proxy statement.

By Order of the Board of Directors

Michael S. Novins, Secretary

April 2, 2012

.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Jane A. Dietze
02 Robert B. Goergen
03 Pamela M. Goergen
04 Neal I. Goldman
05 Brett M. Johnson
06 Ilan Kaufthal
07 James M. McTaggart
08 Howard E. Rose

02 0000000000

The Board of Directors recommends you vote FOR proposals 2. and 3.

NOTE: The proxies are authorized to transact such other business as may properly come before the meeting or any adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000134108_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

BLYTH, INC.
This proxy is solicited by the Board of Directors
Annual Meeting of Stockholders
May 16, 2012

The stockholder(s) hereby appoint(s) Robert B. Goergen and Robert H. Barghaus, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Blyth, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. on May 16, 2012, at Blyth, Inc., One East Weaver Street, Greenwich, CT 06831, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITORS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

0000134108_2 R1.0.0.11699

Continued and to be signed on reverse side